Exhibit 10.1

QUALCOMM INCORPORATED EXECUTIVE OFFICER CHANGE IN CONTROL SEVERANCE PLAN
Introduction
The Compensation Committee of the Board of Directors of Qualcomm Incorporated (the “Company”) recognizes that the possibility of a Change in Control of the Company, and the uncertainty it creates, may result in the loss or distraction of employees of the Company to the detriment of the Company and its stockholders.
The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Committee also believes that when a Change in Control is perceived as imminent, or is occurring, the Committee should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
In addition, the Committee believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control.
Accordingly, the Committee has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control.
Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.
1. Establishment of Plan. As of the Effective Date, the Company hereby establishes the Qualcomm Incorporated Executive Officer Change in Control Severance Plan, as set forth in this document.
2. Definitions. As used herein the following words and phrases shall have the following respective meanings:
(a) Affiliate. Any company controlled by, controlling or under common control with the Company.
(b) Base Salary. The annual base rate of compensation payable to a Participant by the Company or any of its Subsidiaries, before deductions or voluntary deferrals authorized by the Participant or required by law to be withheld from the Participant by the Company or any of its Subsidiaries.
(c) Board. The Board of Directors of the Company.

Exhibit 10.1

(d) Bonus Amount. The Participant’s annual target bonus for the fiscal year in which the Change in Control occurs or, if higher, the fiscal year in which the Date of Termination occurs, provided, that if annual target bonuses have not been established for the Participant and Participants generally for the fiscal year in which the Change in Control occurs, the Bonus Amount for the fiscal year in which the Change in Control occurs shall be deemed to be the Participant’s annual target bonus for the fiscal year immediately preceding the fiscal year in which the Change in Control occurs.
(e) Cause. A termination for “Cause” shall have occurred where a Participant’s employment is terminated because of: (i) the Participant’s willful misconduct that is materially and demonstrably injurious to the Company or any of its Subsidiaries; (ii) the Participant’s willful and improper use or disclosure of confidential or proprietary information that is materially and demonstrably injurious to the Company or any of its Subsidiaries; (iii) the Participant’s willful refusal to substantially perform his or her duties; or (iv) the Participant’s conviction (including any plea of guilty or nolo contendere) of a criminal act which impairs the Participant’s ability to perform his or her duties with the Company or any of its Subsidiaries; provided that, the Company will provide the Participant with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, Participant shall first be provided a 30-day cure period during which he or she may cure the circumstances alleged to constitute Cause.
(f) Change in Control. A “Change in Control” shall have the meaning set forth in the Company’s 2016 Long-Term Incentive Plan.
(g) Change in Control Period. The two-year period beginning upon the occurrence of a Change in Control; provided that in the event that a subsequent Change in Control occurs during such a two-year period, the Change in Control Period shall extend for the two-year period following the subsequent Change in Control.
(h) Code. The Internal Revenue Code of 1986, as amended from time to time.
(i) Committee. The Compensation Committee of the Board.
(j) Company. Qualcomm Incorporated and any successor thereto or, if applicable, the ultimate parent of any such successor.
(k) Date of Termination. The date of receipt of a notice of termination from the Company or the Participant as applicable or any later date specified in the notice of termination, which date shall not be more than 30 days after the giving of such notice. The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

Exhibit 10.1

(l) Disability. A termination for “Disability” shall have occurred if a Participant’s employment is terminated because of a disability entitling him or her to long-term disability benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries.
(m) Effective Date. May 24, 2018.
(n) Employee. Any regular, full-time employee or part-time employee (who is regularly scheduled to work at least twenty (20) hours per week) of the Company or any of its Subsidiaries. Part-time employees who are regularly scheduled to work less than twenty (20) hours per week (other than by reason of being on qualified leave of absence) and individuals who are classified by the Company or any of its Subsidiaries as independent contractors and temporary (contingent) workers are not Employees; provided that Employee shall not include any person who otherwise qualifies as an Employee who has as of the Effective Date provided or received a notice of termination of employment.
(o) Good Reason. With respect to any Participant, the occurrence of any of the following events upon or after a Change in Control, without the Participant’s prior written consent: (i) the assignment to the Participant of any duties, or any limitation of the Participant’s responsibilities, substantially inconsistent with the Participant’s positions, duties, responsibilities and status with the Company immediately prior to the date of a Change in Control; (ii) an adverse change to the Participant in the Participant’s title or reporting relationship; (iii) the relocation of the principal place of the Participant’s employment or service to a location that is more than fifty (50) miles from the Participant’s principal place of employment or service immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the date of the Change in Control; (iv) any failure by the Company to pay, or any material reduction by the Company of, (A) the Participant’s Base Salary in effect immediately prior to the date of a Change in Control, or (B) the Participant’s bonus compensation, if any, in effect immediately prior to the date of a Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant); (v) any failure by the Company to (A) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Company then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide the Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Company then held by the Participant; (vi) any breach by the Company of any material agreement between the Participant and the Company concerning the Participant’s employment; or (vii) any failure by the Company to obtain the assumption of any material agreement between the Participant and the Company

Exhibit 10.1

concerning the Participant’s employment by a successor or assignee of the Company or any breach of the provisions of Section 9 of this Plan. Notwithstanding the foregoing, in order to invoke a termination for Good Reason under the Plan, a Participant must provide written notice to the Company of the existence of one or more of the conditions or events described in clauses (i)-(vi) within 90 days after having knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may cure the condition or event, if curable. In the event that the Company fails to cure any condition or event constituting Good Reason during the Cure Period, the Participant may resign at any time during the Change in Control Period for Good Reason. For purposes of the Qualcomm Incorporated 2006 Long-Term Incentive Plan and Qualcomm Incorporated 2016 Long-Term Incentive Plan, a resignation for Good Reason shall be deemed to be an involuntary termination by the Company without “cause”.
(p) Monthly Pay. The quotient obtained by dividing (i) the sum of (A) the Participant’s Required Base Salary and (B) the Participant’s Bonus Amount by (ii) 12.
(q) Participant. An Employee who meets the eligibility requirements of Section 3.
(r) Plan. The Qualcomm Incorporated Executive Officer Change in Control Severance Plan.
(s) Potential Change in Control. The occurrence of either of the following: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control or (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control.
(t) Potential Change in Control Period. The period beginning upon the occurrence of a Potential Change in Control and ending upon the earliest to occur of the: (i) consummation of the Change in Control or (ii) one-month anniversary of the abandonment of the transaction or series of transactions that constitute a Potential Change in Control.
(u) Qualified Termination. Any termination of a Participant’s employment, during the Change in Control Period, by the Company or any of its Subsidiaries other than for Cause, death or Disability, or by the Participant for Good Reason. Notwithstanding the foregoing, if a Change in Control occurs and if the Participant’s employment with the Company is terminated without Cause within six months prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then a “Qualified Termination” shall be deemed to have occurred on the Change in Control. For the avoidance of doubt, a Qualified Termination shall not occur solely as a result of (i) a transfer of employment in which the Participant remains employed by the Company or one if its Subsidiaries, or (ii) subject to the provisions of Section 9 and Section 2(o)(vii) of the Plan, the sale, transfer or other disaffiliation of one or more Subsidiaries in which the Participant remains employed by the Company or the Subsidiary, or the transfer of employment by a

Exhibit 10.1

Participant to a third party in connection with a sale, transfer or other disaffiliation of the assets or business of the Company or any of its Subsidiaries.
(v) Required Base Salary. With respect to any Participant, the higher of (i) the Participant’s Base Salary as in effect immediately prior to the Change in Control and (ii) the Participant’s highest Base Salary in effect at any time thereafter.
(w) Separation Number. A number equal to (i) 24, in the case of the Company’s Chief Executive Officer and Executive Chairman; and (ii) 18, in the case of the Company’s President and the Company’s Executive Vice Presidents
(x) Subsidiary. Any company (including, for the avoidance of doubt and without limitation, any joint venture), which is at least 50 percent owned, directly or indirectly, by the Company.
(y) U.S. Participant. Any Employee who meets the eligibility requirements of Section 3 and is U.S.-based or is a U.S. Employee who is on an assignment outside the U.S.
3. Eligibility. Each Employee who, at the Change in Control, is an Employee that is the Chief Executive Officer of the Company, President of the Company or an Executive Vice President of the Company.
4. Separation Benefits.
(a) Separation Benefits In the event that a Participant suffers a Qualified Termination, the Company shall pay such Participant, no later than the date that is 60 days following the Date of Termination, a lump sum in cash equal to the sum of (i) the portion of the Participant’s Base Salary earned to date and not paid and, if applicable, any accrued vacation pay through the Date of Termination to the extent not theretofore paid, (ii) any unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable pursuant to the Company’s policies applicable to executives of the Company generally, (iii) the Participant’s annual bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs to the extent such bonus has been determined but not theretofore paid, (iv) subject to the Participant’s execution and non-revocation before the 60th day following the Date of Termination of a general release of claims in the form attached hereto as Exhibit A (the “Release”), the product of (A) the Bonus Amount and (B) a fraction, the numerator of which is the number of days in the fiscal year of the Company through the Date of Termination and the denominator of which is 365, and (v) subject to the Participant’s execution and non-revocation of the Release, the Monthly Pay times the Separation Number.
(b) COBRA Premiums. In addition, in the event a Participant suffers a Qualified Termination, subject to the Participant’s execution and non-revocation of the Release and timely election to receive continuation coverage under Section 4980B of the Code (“COBRA”), the Company shall pay in monthly installments the Participant’s premiums for health continuation coverage for Participant and his eligible dependents under COBRA, based

Exhibit 10.1

on his individual and dependent elections as of immediately prior to the Date of Termination, until the end of the shorter of (i) a number of months equal to the Separation Number and (ii) the COBRA continuation period.
(c) Equity Awards. In addition, in the event a Participant suffers a Qualified Termination, notwithstanding any provision in an award agreement (an “Award Agreement”) evidencing performance stock units that was granted to the Participant on or prior to the Effective Date and is outstanding and unvested on the Date of Termination (each, a “PSU”) to the contrary, as applicable, effective as of the date on which the Release becomes non-revocable, (1) the Participant will be vested in the PSU upon a Qualified Termination, (2) the Participant will be paid a number of shares of Stock equal to the sum of (x) the number of RTSR Shares Earned (except that the Performance Period for this determination will be the period beginning on the date specified in the applicable Grant Notice and ending on the last day of the Company’s fiscal year in which the Qualified Termination occurs) and (y) the number of Target ROIC Shares specified in the applicable Grant Notice, and (3) for the avoidance of doubt, to the extent the number of shares of Stock earned is subject to pro ration under the terms of applicable Award Agreement upon a Termination After a Change in Control, such shares of Stock shall not be subject to pro ration. Shares of Stock payable pursuant to the immediately preceding sentence shall be paid within the 30 days after the date on which the Committee determines and certifies in writing the number of shares of Stock that are payable pursuant to the immediately preceding sentence, which determination and certification shall be made by the Committee no later than the November 30th that next follows the end of the Company’s fiscal year in which such Qualified Termination occurs. Notwithstanding anything in an Award Agreement to the contrary, during the Change in Control Period and under circumstances covered by the second sentence of the definition of Qualified Termination, the definition of “Cause” as set forth in this Plan (and not the definition of “Cause” set forth in the applicable Award Agreement) shall govern. All capitalized terms used in this Section 4(c) but not defined in this Plan shall have the meaning ascribed to such terms in the applicable Award Agreement.
(d) Other Benefits Payable. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any of its Affiliates for which a Participant and/or Participant’s dependents may qualify. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its Affiliates shall be payable in accordance with such plan, program, arrangement or policy. The payments provided pursuant to Section 4 shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, retention bonuses, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan. Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to Section 4 of this Plan, the Participant shall not be entitled to any severance pay or benefits under any severance plan program, policy, agreement or other

Exhibit 10.1

arrangement of the Company and its Affiliates (including for the avoidance of doubt the Qualcomm Incorporated Executive Officer Severance Plan), except as required by applicable law or as otherwise specifically provided therein in a specific reference to this Plan.
5. Certain Reduction of Payments by the Company.
(a) For purposes of this Section 5: (i) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Participant shall certify, in the Participant’s sole discretion, as likely to apply to the Participant in the relevant tax year(s); (iii) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) “Reduced Amount” shall mean the amount of Payments that (A) has a Present Value that is less than the Present Value of all Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Payments were any other amount that is less than the Present Value of all Payments.
(b) Anything in the Plan or any other agreement between a Participant and the Company or any of its Subsidiaries to the contrary notwithstanding, in the event that an accounting firm expert in Section 280G of the Code is selected in the discretion of the Company prior to the first occurrence of a Change in Control, which firm shall not be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control or, if no such firm is selected by the Company prior to such Change in Control, is selected by the Participant (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code (the “Excise Tax”), the Accounting Firm shall determine whether some amount of Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount.
(c) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days following a termination of employment of the Participant. The reduction of the aggregate Payments to the Reduced Amount, if applicable, shall be made by reducing the Payments under the following sections in the following order: (i) Section 4(a)(v), (ii) equity or equity-based compensation awards that are not subjected to the valuation methodology set forth in Q&A 24(c) of Section 280G, and (iii) equity or equity-based compensation awards that are subjected to the valuation methodology set forth in Q&A 24(c) of Section 280G. As promptly as practicable following the Accounting Firm’s determination, the Company shall

Exhibit 10.1

pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Payments as become due to the Participant under this Plan.
(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by a Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code (“Interest”). The Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 of the final regulations under Section 280G of the Code and/or exempt from the definition of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 5 shall be borne by the Company.
6. Full Settlement. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its Subsidiaries may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and no amounts received from other employment shall serve to mitigate the payments hereunder.

Exhibit 10.1

The Company agrees to reimburse the Participant, to the full extent permitted by law, for all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan) (each, a “Contest”), plus, in each case, Interest; provided, that the Company shall not be obligated to reimburse a Participant for legal fees and expenses unless the Participant prevails on at least one material claim (regardless of by whom brought); provided, further, that the Participant shall have submitted an invoice for such fees and expenses not later than 30 days after the final resolution of such Contest and the Company shall make such payment within 30 days of the date on which the invoice is so submitted, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
7. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the State of California to the extent not preempted by Federal law or the law of any other applicable non-United States jurisdiction, which shall otherwise control.
8. Amendments; Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Committee; provided that, notwithstanding the foregoing, no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of any Employee under the Plan (including without limitation by virtue of reducing an Employee’s title), shall be effective without the written consent of the Employee, during the one-year period following the date on which the action of a majority of the Committee is taken. Notwithstanding the foregoing, no amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of any Employee under the Plan (including without limitation by virtue of reducing an Employee’s title), that is made during the Potential Change in Control Period or during the Change in Control Period, shall be effective without the written consent of the Employee during the Potential Change in Control Period or during the Change in Control Period.
9. Assignment. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement, all of the obligations of the Company under this Plan. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to any Subsidiary or any other portion of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement, all of the obligations of the Company under this Plan with respect to any Participants employed by such Subsidiary or whose employment is transferred to such successor of such business and/or assets. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to any of its Subsidiaries, its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable

Exhibit 10.1

or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
10. Withholding. The Company, any Subsidiary or other person paying any amount or providing any benefit pursuant to this Plan may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
11. Genders and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
12. Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.
13. Administration. This Plan shall be administered by the Committee, provided that the Committee shall not have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the Plan will apply a de novo standard of review to any determinations made by the Committee. Such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Committee or characterization of any decision by the Committee as final, binding, or conclusive on any party.
14. Benefits Claims and Appeals. The Plan is not intended to be subject to ERISA. If and only if, however, the Plan is determined to be subject to ERISA, the intention of the Company is that it shall be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and this Section 14 shall apply. The Committee shall establish a claims and appeals procedure applicable to Participants under the Plan. Unless otherwise required by applicable law, such procedures will provide that a Participant has not less than sixty (60) days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within sixty (60) days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Participant must supply in order to perfect a claim for benefits. Notwithstanding the foregoing, the claims and appeals procedure established by the Committee will be provided for the use and benefit of Participants who may choose to avail themselves of such procedures, but compliance with the provisions of these claims and appeals procedures by the Participant will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Participant claims entitlement.
15. Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the advancement of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

Exhibit 10.1

16. Section 409A. It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under the Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment with the Company or any of its Subsidiaries for purposes of this Plan and no payment shall be due to the Participant under this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company or any of its Subsidiaries within the meaning of Section 409A. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, any benefits and reimbursements provided to the Participant under this Plan during any calendar year shall not affect any benefits and reimbursements to be provided to the Participant under this Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to the Participant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred. In no event shall the time of a Participant’s execution and non-revocation of the Release, directly or indirectly, result in the Participant designating the calendar year of payment, and if a payment that is subject to execution and non-revocation of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding any provision of this Plan to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical reimbursement benefits are provided to the Participant following termination of the Participant’s employment, provided that the after-tax cost to the Participant of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.
17. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company or any of its Subsidiaries any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its Affiliates’ regarding termination of employment.
18. Foreign Laws. The Committee shall administer the Plan with respect to all Non-US Participants in a manner designed to comply with applicable law while preserving the benefits provided under the Plan and avoiding duplication of benefits.

Exhibit 10.1

19. Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company’s corporate headquarters address, to the attention of the Committee, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.

Exhibit 10.1

EXHIBIT A
GENERAL RELEASE

1.    In consideration of the payments and benefits to which [ ] ( “Executive”) is entitled under the The Qualcomm Incorporated Executive Officer Change in Control Severance Plan (the “Plan”), Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, relating to Executive’s employment or termination thereof, which Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).
2.    Executive acknowledges that: (i) this entire General Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this General Release; (iii) he was given a period of [forty-five][twenty-one] days within which to consider this General Release; and (iv) to the extent he executes this General Release before the expiration of the [forty-five][twenty one]-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive shall have the right to cancel and revoke this General Release during a period of seven days following the Execution Date, and this General Release shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this General Release, Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this General Release shall be null and void and of no further force or effect.
3.    Notwithstanding anything else herein to the contrary, this General Release shall not affect: (i) the obligations of the Company under the Plan or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to Executive under any equity compensation awards or agreements or obligations

Exhibit 10.1

under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (ii) obligations to indemnify Executive (including advancement of expenses) respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities; (iii) obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; (iv) any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible; (v) Executive’s right to file a charge, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”), a comparable state or municipal fair employment agency or the National Labor Relations Board (“NLRB”); (vi) Executive’s right to participate in any investigation or proceeding conducted by the EEOC or such state or municipal agency or the NLRB; or (vii) Executive’s right to enforce this Agreement.
4.    This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.
5.    Executive represents and warrants that he is not aware of any claim by him other than the claims that are released by this General Release. Executive further acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Executive’s decision to enter into it. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and Executive hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:
6.    “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
7.    Being aware of such provisions of law, Executive agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.
8.    It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

Exhibit 10.1

9.    As of the date hereof, Executive has, or agrees to promptly, return all Company property in his possession.
10.    This General Release may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to the General Release.
11.    Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.
[THE COMPANY]
By:______________________________
[name]
[title]

EXECUTIVE
Voluntarily Agreed to and Accepted this
___ day of ________________20__
_________________________________